Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of November 15, 2003 (the “Effective Date”) between ArthroCare Corporation, a Delaware corporation (“ArthroCare”), and Medical Device Alliance Inc., a Nevada corporation (“MDA”).

RECITALS

A.    WHEREAS, MDA is the manufacturer and distributor of certain medical device products; and

B.    WHEREAS, MDA and ArthroCare desire to enter into an agreement whereby ArthroCare will be the exclusive sales representative of MDA’s products throughout the world.

NOW THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.    Certain Definitions.

1.1    “Contingent Value Rights Agreement” shall mean the Contingent Value Rights Agreement by and among ArthroCare, MDA, the Rights Agent, and Frank Bumstead, as the Stockholders’ Agent, the form of which is attached to the Merger Agreement as Attachment A.

1.2    “MDA Trademarks” shall mean the trademarks that are listed on Exhibit B hereto, as the same may be amended from time to time during the Term of this Agreement.

1.3    “Merger Agreement” shall mean the Merger Agreement by and among ArthroCare, MDA and Alpha Merger Sub Corporation, dated October 23, 2003.

1.4    “Net Sales” shall mean the amount invoiced the customer less any (a) ordinary and customary trade, quantity or cash discounts actually allowed; (b) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (c) freight, postage, insurance, transportation and duties paid for and separately identified by the invoice or other documentation maintained in the ordinary course of business; and (d) sales, use, tariff and other excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business.

1.5    “Products” shall mean the products set forth on Exhibit A hereto.

1.6    “Territory” shall mean the entire world.

2.    Grant of Right. MDA hereby grants to ArthroCare, and ArthroCare hereby accepts, an exclusive (even as to MDA), worldwide right to promote, market and sell the Products in the Territory during the Term of this Agreement.

3.    Obligations.

3.1    MDA will be responsible for all aspects of the Products other than out of pocket marketing expenses and sales, including, without limitation, the design, manufacture, assembly, billing, collections, documentation of sales, and delivery of the Products.

3.2    MDA will provide ArthroCare, at no cost, all technical assistance, and existing marketing, sales and training materials as may be reasonably requested.

3.3    To the extent MDA receives sales inquiries relating to the purchase of Products, MDA will direct such inquiries to ArthroCare.

3.4    MDA will provide, prepare and deliver to ArthroCare existing promotional and marketing materials pertaining to the Products as used by MDA prior to the Effective Date and, at ArthroCare’s expense, shall prepare and deliver additional promotional and marketing materials as may be reasonably requested by ArthroCare for distribution to prospective purchasers of the Products. Any meeting, exhibit, travel, or other out-of-pocket expenses pursuant to ArthroCare’s request shall be at ArthroCare’s expense with ArthroCare pre-approval of such expenses.

3.5    MDA shall continue to manufacture the Products throughout the Term of this Agreement and shall maintain in inventory sufficient Products to meet the reasonably foreseeable demand for the Products.

4.    Sales.    ArthroCare shall deliver all purchase orders for Products to MDA for its approval and acceptance. MDA shall make best efforts to approve and accept all orders, and shall approve and accept all orders within two (2) business days of receipt. Following MDA’s acceptance of an order, ArthroCare shall have no further obligation with respect to such order. Pursuant to ArthroCare stocking orders, customary rolling forecasts and lead times will apply.

5.    Covenants.    During the Term of this Agreement, MDA agrees that, except as set forth herein, it will not (a) appoint or permit any other party to solicit or book orders for the Products, or (b) accept orders for the Products directly from any party other than ArthroCare, including, without limitation, any customer.

6.    Compensation.

6.1    During the Term of this Agreement, MDA will pay to ArthroCare commissions on sales of Products of [*] percent [*] of all Net Sales of all Products sold worldwide. The Commission shall apply to all orders from the Territory that have been accepted by MDA and for which shipment has occurred, whether or not such orders were solicited by ArthroCare. Commissions shall be computed on the net sales amount directly invoiced by MDA to the customer, provided no commission shall be paid with respect to charges for handling, freight, taxes, C.O.D. charges, insurance, tariffs and duties, cash and trade discounts, rebates, amounts allowed or credited for returns, uncollected or uncollectable amounts, services, and the like.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

6.2    No later than thirty (30) days from the end of each month, MDA shall provide ArthroCare (a) a report detailing the sales of all Products worldwide during such month, and (b) payment for commissions earned during such month. The statement shall include an accounting of all orders, including the customer’s name, invoice number and information, and shall document any allowed discounts or deductions included in the accounting (in accordance with the definition of Net Sales in this Agreement). It is expressly understood by ArthroCare that full responsibility for all collection rests with MDA, provided, at MDA’s request, ArthroCare will assist in collection of any accounts receivable.

6.3    MDA has existing distribution agreements with two international companies and a number of U.S. companies. ArthroCare shall undertake MDA’s obligations under these agreements during the term of this Agreement. ArthroCare shall receive as compensation for such undertaking, [*] of all Net Sales of all Products to such distributors.

7.    Audit.

7.1    MDA shall keep accurate books and records of MDA’s Net Sales of the Products, and of all payments due ArthroCare hereunder and shall not destroy such books and records for a period of one (1) year following the termination of this Agreement.

7.2    ArthroCare shall have the right at its own expense, after thirty (30) days advance written notice to MDA, to perform or have performed an audit of MDA’s books and records related to this Agreement. ArthroCare or its appointee shall have access to MDA’s books and records during reasonable business hours for the sole purposes of auditing the commission reports (and supporting books and records) and verifying the commissions payable as provided for in this Agreement. MDA shall promptly pay to ArthroCare all underpayments disclosed by an audit. Although the fees and expenses of such inspection/audit shall initially be borne by ArthroCare, if an underpayment in commissions of more than five (5%) of the total commissions due to ArthroCare hereunder for any calendar month is discovered, then such fees and expenses shall be borne by MDA, and MDA shall promptly pay ArthroCare any such delinquent royalty amounts with interest thereon at the prime rate reported by the Bank of America, San Francisco, plus one percent (1%), computed from the date such royalty amounts were due until the date MDA pays such royalty amounts.

8.    Intellectual Property.

8.1    Intellectual Property Rights.  Except as provided herein, each party shall retain sole ownership of, and all rights to, any intellectual property of any kind previously owned by that party.

8.2    MDA Trademarks.

(a)    License.  MDA grants to ArthroCare a non-exclusive license to use the MDA Trademarks on and in connection with the marketing, promotion and sale of the Products. ArthroCare shall have no obligation to market, promote or sell the Products.

(b)    ArthroCare hereby agrees that (a) it shall not use the MDA Trademarks in a manner likely to diminish the MDA Trademarks’ commercial value; (b) it shall not knowingly permit any third party to use the MDA Trademarks unless authorized to do so in writing by MDA; (c) it shall not knowingly use or permit the use of any mark, name, or image likely to cause

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

confusion with the MDA Trademarks; and (d) all goodwill associated with ArthroCare’s use of the MDA Trademarks shall inure to MDA. ArthroCare shall comply with all MDA’s reasonable requests regarding its use of the MDA Trademarks.

9. Confidential	Information.

9.1    The terms of this Agreement and any non-public, proprietary information disclosed by one party to the other shall constitute confidential information (“Confidential Information”). Neither party will disclose or disseminate either the terms of this Agreement or any of the other party’s Confidential Information without the prior written consent of the other party. Each party acknowledges that any unauthorized use, misappropriation or disclosure of the other party’s Confidential Information will cause irreparable harm and will entitle such other party to injunctive relief, as well as any other available remedy at law or in equity.

9.2    Confidential Information shall not include any information which is (a) in the public domain or becomes public knowledge, through no fault or breach by the recipient; (b) obtained from a third party lawfully in possession of such information, other than by breach of an obligation of confidentiality; (c) previously known or independently developed by the recipient; (d) released for disclosure by either party; or (e) required by court order, law or regulation to be disclosed, but only to the extent and for the purposes of the required disclosure.

10.    Representations and Warranties.

10.1    Representations and Warranties of ArthroCare.  ArthroCare hereby represents and warrants to MDA that, as of the Effective Date: (a) it has the full corporate right, power, and authority to enter into this Agreement and perform the acts required of it hereunder; (b) its execution and delivery of this Agreement, and its performance of its obligations and duties hereunder, do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

10.2    Representations and Warranties of MDA.  MDA hereby represents and warrants to ArthroCare that, as of the Effective Date: (a) it has the full corporate right, power, and authority to enter into this Agreement, grant all Intellectual Property rights, including all licenses, granted hereunder and perform the acts required of it hereunder; (b) its execution and delivery of this Agreement, and its performance of its obligations and duties hereunder, do not and will not violate any agreement to which it is a party or by which it is otherwise bound; and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms. Any warranty for the Products shall run directly from MDA to the customer, and pursuant to the warranty the customer shall return any allegedly defective Products to MDA. ArthroCare shall have no authority to accept any returned Products. MDA warrants that, at the time of shipment, the Products subject to this Agreement (i) shall conform to the Specifications; (ii) shall be free of defects in materials and workmanship from the date of shipment for the applicable period (the “Warranty Period”) set forth on the MDA invoice for such Products; and (iii) shall be manufactured in accordance with GMP. ArthroCare shall pass this limited warranty on to ArthroCare’s customers.

11.    MDA Sales Force.  Upon the Effective Date, MDA shall terminate the employment of the following MDA sales representatives (“MDA Sales Reps”): [*]. ArthroCare shall immediately offer employment to the MDA Sales Reps. During the Term, MDA shall not hire any sales

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

representatives or represent, promote or otherwise try to sell any lines or products that, in ArthroCare’s judgment, compete with the Products covered by this Agreement. If this Agreement is terminated for any reason, MDA would have the right to rehire the MDA Sales Reps.

12.    Research and Development.  Upon the Effective Date, ArthroCare shall be provided access and shall participate in the planning and direction of all research and development efforts at MDA. If ArthroCare requests MDA to undertake additional research and development projects beyond those contemplated at the Effective Date, MDA shall undertake such projects at ArthroCare’s expense. MDA shall not discontinue or change any pending research and development projects without the express approval of ArthroCare.

13.    Conversion to Stocking Distributor.  At ArthroCare’s election and MDA’s approval, based on operational and regulatory reviews that will not be unreasonably withheld, and in no event shall be withheld beyond January 1, 2004, and with 15 days notice to MDA, ArthroCare may elect to convert this agreement from a sale agency agreement to a stocking distribution agreement. In such event, ArthroCare shall solely manage all billing, collections, documentation of sales, and delivery of the Products and shall be the sole customer contact. MDA shall refer all customer requests or questions to ArthroCare. In addition, MDA shall no longer be responsible for paying a commission to ArthroCare. ArthroCare shall purchase the Products at [*] off the US list price indicated in Exhibit A.

14.    [*]

15.    Indemnification and Limitation of Liability.

15.1    Mutual Indemnity.  Each party agrees to indemnify, defend and hold harmless the other party and its officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys’ fees) which result from, arise in connection with or are related in any way to claims by third parties arising out of or in connection with (a) the indemnifying party’s breach of this Agreement or a representation or warranty under this Agreement; (b) the indemnifying party’s gross negligence or willful misconduct; and (c) any violations of applicable laws or regulations by the indemnifying party.

15.2    Product Indemnification.  MDA agrees to indemnify, defend and hold harmless ArthroCare and its officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys’ fees) which result from, arise out of or in connection with (a) any claim alleging that any Product infringes or misappropriates any Intellectual Property right of any third party, or (b) any product liability or similar claim including, without limitation, any claim for personal injury or injury to property relating to the development, testing, manufacture, promotion, distribution, use or other commercialization of any Product.

15.3    No Other Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY NOR ITS AGENT(S), REPRESENTATIVE(S) OR EMPLOYEE(S) SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE OTHER PARTY

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF ARTHROCARE, ITS AGENT(S), REPRESENTATIVE(S) AND EMPLOYEE(S) TO MDA FOR DAMAGES OR ALLEGED DAMAGES WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) WITH RESPECT TO THIS AGREEMENT IS LIMITED TO AND SHALL NOT EXCEED THE AMOUNTS PAID BY MDA TO ARTHROCARE UNDER THIS AGREEMENT.

16.    Term; Termination and Effects of Termination.

16.1    Term.  This Agreement shall become effective as of the Effective Date and shall continue until the effective date of the Merger, unless terminated earlier pursuant to this Section 16 or terminated automatically upon termination of the Merger Agreement or extended by mutual agreement of the parties (the “Term”).

16.2    Termination for Convenience.  ArthroCare may immediately terminate this Agreement, with or without cause, upon thirty (30) calendar days written notice of its intention to terminate to MDA.

16.3    Termination for Cause.  Either party may immediately cancel this Agreement at any time if the other party breaches any term hereof and fails to cure such breach within thirty (30) calendar days after notice of such breach or if the other party shall be or becomes insolvent, or if either party makes an assignment for the benefit of creditors, or if there are instituted by or against either party proceedings in bankruptcy or under any insolvency or similar law or for reorganization, receivership or dissolution.

16.4    Effects of Termination.  In the event of termination or expiration of this Agreement,

(a)    Sections 6 (with regards to amounts due ArthroCare), 7, 15, 16.4 and 17 shall survive the termination of this Agreement; and

(b)    MDA shall immediately pay to ArthroCare all amounts payable by MDA to ArthroCare under this Agreement.

17.    Miscellaneous.

17.1    Assignment.  Neither party may not assign, delegate, sublicense, pledge, or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party. Except as set forth in this Section 17, this Agreement will be binding upon and inure to the benefit of the parties hereto, and their employees, officers, directors, partners, and their successors, heirs and assigns.

17.2    Independent Contractors.  The relationship of ArthroCare and MDA established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed: (a) to give either party the power to direct and control the day-to-day activities of the other; (b) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (c) to allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

17.3    Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law: (a) such provision shall be excluded from this Agreement;

(b) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

17.4    Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

17.5    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

17.6    Entire Agreement; Enforcement of Rights.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification, amendment, or any waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party. Notwithstanding the foregoing, the parties acknowledge that they are entering into the Merger Agreement concurrently herewith and will enter into the Contingent Value Rights Agreement in connection therewith. Nothing in this Agreement, or resulting from this Agreement, shall in any way modify, amend or waive any rights under the Merger Agreement or the Contingent Value Rights Agreement.

17.7    Governing Law and Forum.  The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of California without reference to conflict of laws principles. With respect to any litigation arising out of or related to this Agreement, the parties agree that it shall be filed in and heard by the sate and federal courts with jurisdiction to hear such suits located in Santa Clara County, California. MDA and ArthroCare consent to personal jurisdiction of the state and federal courts of the State of California and waive any objection to venue in any court located in Santa Clara County, California.

17.8    Notices and Other Communications.  Notice by any party under this Agreement shall be in writing, addressed to the other party at its respective address given below (or at any such other address as may be communicated to the notifying party in writing), and (a) personally delivered, (b) given by registered mail, (c) delivered by overnight courier, or (d) sent via telecopy confirmed by registered mail, telefax or prepaid cable. Any notice delivered in accordance with this Section 17.8 shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered:

If to MDA:

Medical Device Alliance Inc.

5851 West Charleston Blvd.

Las Vegas, Nevada 89146

Attn: Jeffrey Barber, CEO

If to ArthroCare:

ArthroCare Corporation

680 Vaqueros Ave.

Sunnyvale, California 94085-3523

Attn: Michael A. Baker, CEO

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ArthroCare Corporation		Medical Device Alliance Inc.

By:	/s/ MICHAEL A. BAKER	By:	/s/ JEFFREY BARBER

Name:	Michael A. Baker	Name:	Jeffrey Barber

	(print)		(print)

Title:	President and CEO	Title:	CEO

Date:	10/23/03	Date:	10/23/03

SIGNATURE PAGE TO DISTRIBUTION AGREEMENT

EXHIBIT A

PRODUCTS

EZflow Cement Delivery Systems including Clear-View Needles
Catalog #	Unit price	10-pack price
CDS-110	$335	$2,845
CDS-112	$335	$2,845
CDS-120	$375	$3,185
CDS-122	$375	$3,185
CDS-132	$375	$3,185
CDS-2210	$520	$4,420
CDS-2212	$520	$4,420
EZflow Cement Delivery Systems including T-Grip Needles
CDS-112T	$335	$2,845
CDS-122T	$375	$3,185
CDS-132T	$375	$3,185
CDS-2212T	$520	$4,420
Clear-View Bone and Vertebral Body Biopsy Needles
BPS-1100	NA	$475
BPS-1101	NA	$475
BPS-1102	NA	$475
BPS-1301	NA	$475
BPS-1302	NA	$475
Core-Assure Bone and Vertebral Body Biopsy Needles
CA-1100	NA	$820
CA-1101	NA	$820
CA-1102	NA	$820
CA-11ACC	NA	$520
Spine Procedures Prep Kit
PPK-100	$98	$835
TRACERS Bone Cement Opacifier
TCR-105	NA	$845
Secour Acrylic Resin PMMA
SAR-901	$135	$1,145
Mallet and Forceps Set
19-0019WL	$95
28-0148WL
Extension Tube Clip
CDS-CLP	$0	$0

EXHIBIT B

TRADEMARKS

TRADEMARK	Serial No. or Registration No.

VIS	76/377,195

VX	76/378,180

Secour Vx	76/377,255

Clear-View	76/377,268

Secour	76/152,788

Tracers	2492472

Tracers (European Community)	002137024

Osteocath	76/408,225

CDS	76/408,207

Parallax	2621627

EXHIBIT C

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.